Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

News Release

Date: June 10, 2005
Nalco Holding Company Announces Shifts in Finance Leadership Team

(Naperville, Illinois) Nalco Holding Company (NYSE: NLC) today announced several shifts in responsibility among its senior financial leaders, including the promotion of Frederic Jung to the position of Controller.

Current Controller Bruno Lavandier will broaden his business management experience as Division Vice President, Finance and Business Operations for Nalco’s Energy Services. division. As Controller, Lavandier played a critical role in supporting Nalco through its 2003 purchase and related debt offerings and through the 2004 Initial Public Offering of shares in Nalco Holding company. He will relocate to Sugar Land, Texas.

Jung will be promoted to the Controller’s position, effective July 1, from his current role as Chief Financial Officer, Europe. Philippe Creteur, Group Vice President and Managing Director, European Operations will assume direct responsibilities for Finance in Europe. Creteur had served as Nalco’s Controller prior to taking his current position.

In addition, Nalco recently named Anthony Powell as Assistant Treasurer, Corporate Audit Director.

“These moves are important steps in the Company’s efforts to broaden the experiences of our senior financial leaders and ensure that we have a deep bench to support the organization’s growth,” noted Executive Vice President and Chief Financial Officer Bradley J. Bell.

Lavandier has been Controller of Nalco since January 1, 2003. Previously, he was Assistant Controller, Cost Accounting, contributing significantly to reengineering Nalco’s global Supply Chain in 2001 and 2002. From 1999 to 2001, he was Corporate Controller of Degremont, SA, a subsidiary of Suez, Nalco’s previous shareholder. Lavandier graduated from HEC, the leading French Graduate Business School and holds a Master’s Degree in Business awarded by the Community of European Management Schools (CEMS).

Jung has been CFO of Nalco Europe B.V. since January 1, 2002. Previously, he served as Assistant Controller, Mergers and Acquisitions for Nalco Company. Jung holds a Masters in Business Administration degree from the University of Connecticut and Master in Finance degree from the Ecole Superieure Libre des Sciences Commerciales Appliquees in Paris, France.

Powell had served as Assistant Treasurer, covering domestic treasury and global pension responsibilities, since joining Nalco in 2002. Previously, he served as Vice President, Sales Operations and Director, Strategic Planning for the Continuity Services division of Comdisco. Prior to that he held various financial positions with Everen Securities and Price Waterhouse. Powell has a Masters in Business Administration from the University of Chicago and B.S. in Finance from the University of Illinois and is a Chartered Financial Analyst.

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of $3 billion.

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